Exhibit 99.1

News Release

CONTACT:	ExxonMobil Media Relations 737-272-1452 Pioneer Media Relations 917-439-0307	FOR IMMEDIATE RELEASE OCTOBER 11, 2023

ExxonMobil Announces Merger with Pioneer Natural Resources

in an All-Stock Transaction

•

Transforms ExxonMobil’s upstream portfolio, more than doubling the company’s Permian footprint and creating an industry-leading, high-quality, high-return undeveloped U.S. unconventional inventory position

•	Expect to generate double-digit returns by recovering more resource, more efficiently and with a lower environmental impact

•

Combines Pioneer’s sizeable acreage, entrepreneurial culture and deep industry expertise with ExxonMobil’s balance-sheet strength, advanced technologies and industry-leading project development capabilities

•	Plans to accelerate Pioneer’s net zero Permian ambition from 2050 to 2035

•	Strengthens U.S. economy and energy security

SPRING and IRVING, Texas – Exxon Mobil Corporation (NYSE: XOM) and Pioneer Natural Resources (NYSE: PXD) jointly announced a definitive agreement for ExxonMobil to acquire Pioneer. The merger is an all-stock transaction valued at $59.5 billion, or $253 per share, based on ExxonMobil’s closing price on October 5, 2023. Under the terms of the agreement, Pioneer shareholders will receive 2.3234 shares of ExxonMobil for each Pioneer share at closing. The implied total enterprise value of the transaction, including net debt, is approximately $64.5 billion.

The merger combines Pioneer’s more than 850,000 net acres in the Midland Basin with ExxonMobil’s 570,000 net acres in the Delaware and Midland Basins, creating the industry’s leading high-quality undeveloped U.S. unconventional inventory position. Together, the companies will have an estimated 16 billion barrels of oil equivalent resource in the Permian. At close, ExxonMobil’s Permian production volume would more than double to 1.3 million barrels of oil equivalent per day (MOEBD), based on 2023 volumes, and is expected to increase to approximately 2 MOEBD in 2027. ExxonMobil believes the transaction represents an opportunity for even greater U.S. energy security by bringing the best technologies, operational excellence and financial capability to an important source of domestic supply, benefitting the American economy and its consumers.

“Pioneer is a clear leader in the Permian with a unique asset base and people with deep industry knowledge. The combined capabilities of our two companies will provide long-term value creation well in excess of what either company is capable of doing on a standalone basis,” said ExxonMobil Chairman and CEO Darren Woods. “Their tier-one acreage is highly contiguous, allowing for greater opportunities to deploy our technologies, delivering operating and capital efficiency as well as significantly increasing production. As importantly, as we look to combine our companies, we bring together environmental best-practices that will lower our environmental footprint and plan to accelerate Pioneer’s net-zero plan from 2050 to 2035.”

Pioneer Chief Executive Officer Scott Sheffield commented, “The combination of ExxonMobil and Pioneer creates a diversified energy company with the largest footprint of high-return wells in the Permian Basin. As part of a global enterprise, Pioneer, our shareholders and our employees will be better positioned for long-term success through a size and scale that spans the globe and offers diversity through product and exposure to the full energy value chain. The consolidated company will maintain its leadership position, driving further efficiencies through the combination of our adjacent, contiguous acreage in the Midland Basin and our highly talented employee base, with the improved ability to deliver durable returns, creating tangible value for shareholders for decades to come.”

Transaction Benefits

Combining Pioneer’s differentiated Permian inventory and basin knowledge with ExxonMobil’s proprietary technologies, financial resources, and industry-leading project development is expected to generate double-digit returns by recovering more resource, more efficiently and with a lower environmental impact.

The transaction is a unique opportunity to deliver leading capital efficiency and cost performance as well as increase production by combining Pioneer’s large-scale, contiguous, high-quality undeveloped Midland acreage with ExxonMobil’s demonstrated industry-leading Permian resource development approach.

The unique, complementary fit of Pioneer’s contiguous acreage will allow ExxonMobil to drill long, best-in-class laterals — up to four miles — which will result in fewer wells and a smaller surface footprint. The company also expects to enhance field digitalization and automation that will optimize production throughput and cost.

The combination transforms ExxonMobil’s upstream portfolio by increasing lower-cost-of-supply production, as well as short-cycle capital flexibility. The company expects a cost of supply of less than $35 per barrel from Pioneer’s assets. By 2027, short-cycle barrels will comprise more than 40% of the total upstream volumes, positioning the company to more quickly respond to demand changes and increase capture of price and volume upside.

The transaction’s unique value creation opportunity results in significant synergies and further upside potential that will be shared by both companies’ shareholders. The merger is anticipated to be accretive immediately and highly accretive mid- to long-term to ExxonMobil earnings per share and free cash flow, with a long cash flow runway. ExxonMobil’s strong balance sheet combined with Pioneer’s added surplus free cash flow provides upside opportunity to enhance shareholder capital returns post-closing.

Finally, this merger represents the opportunity for even greater U.S. energy security by bringing the best technology, operational excellence, environmental best practices and financial capability to an important source of domestic supply, benefitting the American economy and its consumers.

Accelerating to Net Zero in the Permian

ExxonMobil has industry-leading plans to achieve net zero Scope 1 and Scope 2 greenhouse gas emissions from its Permian unconventional operations by 2030. As part of the transaction, ExxonMobil intends to leverage its Permian greenhouse gas reduction plans to accelerate Pioneer’s net zero emissions plan by 15 years, to 2035.

ExxonMobil will leverage the same aggressive strategy and apply its industry-leading new technologies for monitoring, measuring, and addressing fugitive methane to lower both companies’ methane emissions.

In addition, using combined operating capabilities and infrastructure, we expect to increase the amount of recycled water used in our Permian fracturing operations to more than 90% by 2030.

Transaction Details

The per-share merger consideration noted above represents an approximate 18% premium to Pioneer’s undisturbed closing price on October 5 and a 9% premium to its prior 30-day volume-weighted average price on the same day.

The Boards of Directors of both companies have unanimously approved the transaction, which is subject to customary regulatory reviews and approvals. It is also subject to approval by Pioneer shareholders. The transaction is expected to close in the first half of 2024.

Advisors

Citi acted as lead financial advisor, Centerview Partners as financial advisor, and Davis Polk & Wardwell as legal advisor to ExxonMobil. Goldman Sachs, Morgan Stanley, Petrie Partners and Bank of America Securities acted as financial advisors to Pioneer; Gibson, Dunn & Crutcher LLP acted as legal advisor to Pioneer.

Conference Call

ExxonMobil and Pioneer will discuss the proposed merger during a webcast at 11 a.m. Central Time today, Wednesday, October 11, 2023. To listen to the event, review the investor presentation or access an archived replay, please visit the ExxonMobil Investor website or the Pioneer investor website.

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About ExxonMobil

ExxonMobil, one of the largest publicly traded international energy and petrochemical companies, creates solutions that improve quality of life and meet society’s evolving needs.

The corporation’s primary businesses - Upstream, Product Solutions and Low Carbon Solutions – provide products that enable modern life, including energy, chemicals, lubricants, and lower emissions technologies. ExxonMobil holds an industry-leading portfolio of resources, and is one of the largest integrated fuels, lubricants, and chemical companies in the world. In 2021, ExxonMobil announced Scope 1 and 2 greenhouse gas emission-reduction plans for 2030 for operated assets, compared to 2016 levels. The plans are to achieve a 20-30% reduction in corporate-wide greenhouse gas intensity; a 40-50% reduction in greenhouse gas intensity of upstream operations; a 70-80% reduction in corporate-wide methane intensity; and a 60-70% reduction in corporate-wide flaring intensity.

With advancements in technology and the support of clear and consistent government policies, ExxonMobil aims to achieve net-zero Scope 1 and 2 greenhouse gas emissions from its operated assets by 2050. To learn more, visit exxonmobil.com and ExxonMobil’s Advancing Climate Solutions.

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About Pioneer

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction between Exxon Mobil Corporation (“ExxonMobil”) and Pioneer Natural Resources Company (“Pioneer”), ExxonMobil and Pioneer will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 filed by ExxonMobil that will include a proxy statement of Pioneer that also constitutes a prospectus of ExxonMobil. A definitive proxy statement/prospectus will be mailed to stockholders of Pioneer. This communication is not a substitute for the registration statement, proxy statement or prospectus or any other document that ExxonMobil or Pioneer (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF EXXONMOBIL AND PIONEER ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus

(when they become available), as well as other filings containing important information about ExxonMobil or Pioneer, without charge at the SEC’s Internet website (http://www.sec.gov). Copies of the documents filed with the SEC by ExxonMobil will be available free of charge on ExxonMobil’s internet website at www.exxonmobil.com under the tab “investors” and then under the tab “SEC Filings” or by contacting ExxonMobil’s Investor Relations Department at investor.relations@exxonmobil.com. Copies of the documents filed with the SEC by Pioneer will be available free of charge on Pioneer’s internet website at https://investors.pxd.com/investors/financials/sec-filings/. The information included on, or accessible through, ExxonMobil’s or Pioneer’s website is not incorporated by reference into this communication.

Participants in the Solicitation

ExxonMobil, Pioneer, their respective directors and certain of their respective executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Pioneer is set forth in its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 13, 2023, in its Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 23, 2023, in its Form 8-K filed on May 30, 2023, in its Form 8-K filed on April 26, 2023 and in its Form 8-K filed on February 13, 2023. Information about the directors and executive officers of ExxonMobil is set forth in its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 13, 2023, in its Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 22, 2023, in its Form 8-K filed on June 6, 2023 and in its Form 8-K filed on February 24, 2023. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC when they become available.

No Offer or Solicitation

This communication is for informational purposes and is not intended to, and shall not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address future business and financial events, conditions, expectations, plans or ambitions, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words, but not all forward-looking statements include such words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of ExxonMobil and Pioneer, that could cause actual results to differ materially from those expressed in such forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: the completion of the proposed transaction on anticipated terms and timing, or at all, including obtaining regulatory approvals that may be required on anticipated terms and Pioneer stockholder approval; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the proposed transaction, including the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; the ability of ExxonMobil and Pioneer to integrate the business successfully and to achieve anticipated synergies and value creation; potential litigation relating to the proposed transaction that could be instituted against ExxonMobil, Pioneer or their respective directors; the risk that disruptions from the proposed transaction will harm ExxonMobil’s or Pioneer’s business, including current plans and operations and that management’s time and attention will be diverted on transaction-related issues; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; rating agency actions and ExxonMobil and Pioneer’s ability to access short- and long-term debt markets on a timely and affordable basis; legislative, regulatory and economic developments, including regulatory implementation of the Inflation Reduction Act, timely and attractive permitting for carbon capture and storage by applicable federal and state regulators, and other regulatory actions targeting public companies in the oil and gas industry and changes in local, national, or international laws, regulations, and policies affecting ExxonMobil and Pioneer including with respect to the environment; potential business uncertainty, including the outcome of commercial negotiations and changes to existing business relationships during the pendency of the proposed transaction that could affect ExxonMobil’s and/or Pioneer’s financial performance and operating results; certain restrictions during the pendency of the proposed transaction that may impact Pioneer’s ability to pursue certain business opportunities or strategic transactions or otherwise operate its business; acts of terrorism or outbreak of war, hostilities, civil unrest, attacks against ExxonMobil or Pioneer, and other political or security disturbances; dilution caused by ExxonMobil’s issuance of additional shares of its common stock in connection with the proposed transaction; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in policy and consumer support for emission-reduction products and technology; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market or economic conditions that impact demand, prices and differentials, including reservoir performance; changes in technical or operating conditions, including unforeseen technical difficulties; those risks described in Item 1A of ExxonMobil’s Annual Report on Form 10-K,

filed with the SEC on February 22, 2023, and subsequent reports on Forms 10-Q and 8-K, as well as under the heading “Factors Affecting Future Results” on the Investors page of ExxonMobil’s website at www.exxonmobil.com (information included on or accessible through ExxonMobil’s website is not incorporated by reference into this communication); those risks described in Item 1A of Pioneer’s Annual Report on Form 10-K, filed with the SEC on February 23, 2023, and subsequent reports on Forms 10-Q and 8-K; and those risks that will be described in the registration statement on Form S-4 and accompanying prospectus available from the sources indicated above. References to resources or other quantities of oil or natural gas may include amounts that ExxonMobil or Pioneer believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication. Neither ExxonMobil nor Pioneer assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Neither future distribution of this communication nor the continued availability of this communication in archive form on ExxonMobil’s or Pioneer’s website should be deemed to constitute an update or re-affirmation of these statements as of any future date.

Actions needed to advance ExxonMobil’s 2030 and 2035 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on the Company’s Energy Outlook research and publication. The Outlook is reflective of the existing global policy environment, the Energy Outlook does not attempt to project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the Company’s business plans will be updated accordingly. Actual future results, including the achievement of net zero in Upstream Permian Basin unconventional operated assets by 2030/2035 and plans to lower methane emissions from operated assets, to increase water recycling in our combined Permian operations, and to feed hydrogen, ammonia, and carbon capture projects could vary depending on the ability to execute operational objectives on a timely and successful basis; policy support for emission-reduction products and technologies; changes in laws, regulations and international treaties regarding lower emission technologies and projects; government incentives; unforeseen technical or operational difficulties; the outcome of research efforts and future technology developments, including the ability to scale projects, technologies, and markets on a commercially competitive basis; changes in supply and demand and other market factors affecting future prices of oil, gas, and petrochemical products; the actions of competitors; and other factors discussed in this release and in the additional Forward Looking Statement disclaimer included above.

All references to production rates, project capacity, resource size, and acreage are on a gross basis, unless otherwise noted.